Exhibit 99.1

Applied Materials Announces Termination of Kokusai Electric Acquisition Agreement

SANTA CLARA, Calif., March 29, 2021 – Applied Materials, Inc. today announced that the amended Kokusai Electric Corporation share purchase agreement with KKR HKE Investment L.P. terminated as of March 19, 2021 as Applied did not receive confirmation of timely approval from the regulator in China. Applied is paying KKR a termination fee of $154 million in cash.

“While we are disappointed that the transaction will not be completed, Applied Materials’ future outlook has never been better,” said Gary Dickerson, president and CEO of Applied Materials. “Our innovations are accelerating our customers’ roadmaps and we have outstanding opportunities to extend our technology leadership, drive profitable growth and deliver attractive cash returns to shareholders.”

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible the technology shaping the future. Learn more at www.appliedmaterials.com.

# # #

Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977